Exhibit 10.3

SEPARATION & RELEASE AGREEMENT
This Separation & Release Agreement (the “Agreement”) is made by and between Nuance Communications, Inc., a Delaware corporation (the “Company”) and Paul A. Ricci (“Executive”). The Company and Executive are sometimes referred to collectively as the “Parties” and individually as a “Party.”
WHEREAS, Executive has agreed to enter this Agreement whereby Executive will release any and all claims Executive may have against the Company and other released parties upon certain events specified in the Amended and Restated Employment Agreement dated November 17, 2016 by and between Company and Executive (the “Employment Agreement”);
WHEREAS, Executive and the Company entered into an Employee Proprietary Information and Inventions Agreement dated November 2, 2006 (the “Confidentiality Agreement”);
WHEREAS, Executive and the Company entered into a Restricted Stock Unit Agreement dated November 17, 2016 under the Company’s 2000 Stock Plan with respect to 375,000 shares of Company Common Stock at target performance level (the “PSU”).
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.Termination. Executive’s employment with the Company terminated on March 29, 2018 (the “Termination Date”). The Parties agree to treat such termination as a resignation for Good Reason pursuant to Section 5(c) of the Employment Agreement.

2.Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all its terms and conditions, and provided that Executive does not revoke this Agreement pursuant to Section 9 below, the Company agrees as follows:

a.Separation Benefits. Subject to Executive’s compliance with the terms of (i) this Agreement and (ii) the Confidentiality Agreement (as defined below), the Company agrees that it will provide Executive with the severance benefits specified in Section 5(c) of the Employment Agreement upon the terms provided for therein. Pursuant to Section 5(c) of the Employment Agreement, Executive will be eligible to receive accelerated vesting of the PSU with respect to the target level of 375,000 shares. Executive’s continued group medical benefit under Section 5(a)(iii) of the Employment Agreement will be provided by the Company by means of additional taxable payments equal to the applicable COBRA premium. Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this Section 2(a).

b.Other Obligations. The Company will also provide Executive with the other payments and benefits specified in the Employment Agreement, upon the terms set forth therein, including but not limited to (i) the Retention Amount pursuant to Section 3(d) of the Employment Agreement; (ii) car allowance, tax and financial services allowance and reasonable IT support as provided in Sections 3(e), 3(f) and 3(h), respectively, of the Employment Agreement; (iii) executive wellness benefits as provided in Section 4(b) of the Employment Agreement; and (iv) a pro rata portion of any earned performance bonus for the first half of FY 2018 pursuant to Section 5 of the Employment Agreement, payable at the same time as executive bonuses are paid generally for FY 2018 performance under the Company bonus program.

3.Benefits. Executive’s health insurance benefits ceased on March 29, 2018, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4.Confidential Information. Subject to Section 14, Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement. Executive agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Executive shall return all Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement.

5.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the severance and benefits to be paid as set forth in the Employment Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation, premiums, leaves, relocation costs, interest, fees, reimbursable expenses, commissions, stock, equity awards, vesting, and any and all other benefits and compensation due to Executive.

6.Continuing Obligations. Executive acknowledges and agrees that he will remain bound by Section 12 of the Employment Agreement.

7.Mutual Non-disparagement. The Parties acknowledge and agree that they will remain bound by Section 13 of the Employment Agreement with respect to obligations regarding non-disparagement. Nothing in this Agreement shall prevent either Executive or the Company employees who are aware of the existence of this Agreement from responding accurately and fully to any question, inquiry or request for information when required by legal process, nor prevent Executive from engaging in Protected Activity (as defined below).

8.Release of Claims. Executive agrees that the consideration to be paid in accordance with the terms of the Employment Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (the “Releasees”). Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Releasees from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Family Rights Act; the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, Massachusetts Law Prohibiting Unlawful Discrimination, as amended, Mass. Gen. Laws ch. 151B, § 1 et seq., Massachusetts Discriminatory Wage Rates Penalized Law (Massachusetts Equal Pay Law), as amended, Mass. Gen. Laws ch. 149, § 105A et seq., Massachusetts Right to be Free from Sexual Harassment Law, Mass. Gen. Laws ch. 214, § 1C, Massachusetts Discrimination Against Certain Persons on Account of Age Law, Mass. Gen. Laws ch. 149, § 24A et seq., Massachusetts Equal Rights Law, Mass. Gen. Laws ch. 93, § 102 et seq., Massachusetts Violation of Constitutional Rights Law, Mass. Gen. Laws ch. 12, § 11I, Massachusetts Family and Medical Leave Law, Mass. Gen. Laws ch. 149, § 52D; and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148, et seq.;
(e)any and all claims for violation of the federal, or any state, constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Severance Agreement and does not release claims that cannot be released as a matter of law. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
9.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the General Counsel at the Company by close of business on the seventh day from the date that Executive signs this Agreement. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

10.California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.
11.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

12.No Cooperation. Subject to Section 14, Executive agrees that he or she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.

13.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

14.Protected Activity. Executive understands that nothing in this Agreement or in the Confidentiality Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Proprietary Information under this Agreement or the Confidentiality Agreement to any parties other than the relevant Government Agencies. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications.

15.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

16.Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

17.Miscellaneous.
(h)Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
(i)Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.
(j)No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
(k)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
(l)Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
(m)Entire Agreement. This Agreement, along with the Employment Agreement and the Confidentiality Agreement, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the applicable award agreement and plan governing Executive’s PSU.
(n)No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.
(o)Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California, and the Company and the Executive each consent to personal and exclusive jurisdiction and venue in the State of California.
(p)Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive and returned to the Company within the 21 day period set forth in Section 9 above. This Agreement is effective eight (8) days after it has been signed by both Executive, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
(q)Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
(r)Voluntary Execution of Agreement. Executive understands and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and other persons referenced herein. Executive acknowledge that:
(i)Executive has read this Agreement;
(ii)Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has voluntarily declined to seek such counsel;
(iii)Executive understand the terms and consequences of this Agreement and of the releases it contains; and
(iv)Executive is fully aware of the legal and binding effect of this Agreement.
Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Separation & Release Agreement on the respective dates set forth below.

COMPANY:                    NUANCE COMMUNICATIONS, INC.
By:    /s/ Robert Frankenberg

Title:	Chairman of the Compensation Committee of the Board of Directors
Date:    April 19, 2018

EXECUTIVE:                     /s/ Paul A. Ricci
Date:    April 19, 2018